Exhibit 99.9

BARKING DOG VENTURES LIMITED

Enterprise Management Incentive (EMI) Share Option Plan

CONTENTS CLAUSE
1.Interpretation    1
2.Grant of Options    1
3.Exercise Condition    1
4.grant limits    2
5.Exercise of Options    3
6.Termination of employment    4
7.Manner of exercise of EMI Options    5
8.Lapse of Options    6
9.Tax liabilities    7
10.Relationship with employment contract    8
11.Takeovers and liquidations    9
12.Exchange of EMI Options    12
13.Variation of share capital    13
14.Notices    14
15.Administration and amendment    15
16.Third party rights    16
17.Governing law    16
18.Jurisdiction    16

Rules of the Barking Dog Ventures Limited EMI Share Option Plan

1.INTERPRETATION

The definitions and rules of interpretation set out in the Schedule shall apply in this Plan.

2.GRANT OF OPTIONS

2.1The Company (acting through the Board) may grant EMI Options for commercial reasons in order to recruit or retain an Eligible Employee. The Company may not grant EMI Options as part of any scheme or arrangement for which the main purpose (or one of its main purposes) is tax avoidance.

2.2Subject to the rules, the Company (acting through the Board) may grant an EMI Option intended to be an EMI Option, to any Eligible Employee it chooses.

2.3The Company may not grant EMI Options at any time when that grant would be prohibited by, or in breach of, any law, or regulation with the force of law.

2.4The Company may grant EMI Options only when the Company is a qualifying company, as defined in paragraph 8 of Schedule 5.

2.5The Company shall grant an EMI Option by entering into an Option Agreement as a deed in a form approved by the Board.

2.6The Group Member that employs the relevant Option Holder shall, in respect of any EMI Option, comply with its obligations under paragraph 44 of Schedule 5.

2.7No amount shall be paid by an Employee for the grant of an EMI Option.

3.EXERCISE CONDITION

3.1On the Grant Date of any EMI Option, the Board may specify one or more appropriate Exercise Conditions for the EMI Option. An Exercise Condition may be specified to apply only to part of an EMI Option and must be capable of being met within ten years after the relevant Grant Date.

3.2The Board may vary or waive any Exercise Condition, provided that any varied Exercise Condition shall be (in the reasonable opinion of the Board):

(a)a fairer measure of performance than the original Exercise Condition, as judged at the time of the variation, if the original Exercise Condition relates to a measure of performance; and
(b)no more difficult to satisfy than the original Exercise Condition was at the Grant Date.

1.3The Board shall determine whether, and to what extent, Exercise Conditions have been satisfied.

1.4If an EMI Option is subject to any Exercise Condition, the Board shall notify the Option Holder within a reasonable time after the Board becomes aware of the relevant information:
(a)whether (and, if relevant, to what extent) the Exercise Condition has been satisfied;
(b)of any subsequent change in whether, or the extent to which, the Exercise Condition has been satisfied;
(c)when that Exercise Condition has become incapable of being satisfied, in whole or in part; and
(d)of any waiver or variation of that Exercise Condition under rule 3.2.

1.5If the Board considers in its sole and absolute discretion that an Exercise Condition has become incapable of being satisfied, in whole or in part, that an EMI Option, or the appropriate part of it, shall lapse forthwith.

4.GRANT LIMITS

4.1At any time, the total Market Value (at the relevant dates of grant) of the Shares (and any other shares in the Company) that can be acquired on the exercise of all EMI Options over the shares must not exceed £3 million (or any other amount as may be specified by paragraph 7 of Schedule 5 at the relevant time).

4.2At any time, the total Market Value (at the relevant dates of grant) of the shares (which may include Shares) that an Eligible Employee can acquire on the exercise of EMI Options granted to him by reason of his employment with:
(a)any Group Member; or

(b)any two or more Group Members,

may not exceed £99,999 (or any other amount as may be specified by paragraph 5 of Schedule 5 at the relevant time minus £1).

5.EXERCISE OF OPTIONS

5.1Subject to the other provisions of this rule 5, rule 6, and rule 11, an Option Holder may not exercise an EMI Option before the earlier of the following:
(a)an Exit; or
(b)the fifth anniversary of the Grant Date.

5.2The period during which the Option Holder may exercise an EMI Option is as follows:

(a)if the Exit is an Asset Sale, the period of 90 days starting with the date on which the contract for the Asset Sale becomes unconditional in all respects;
(b)if the Exit is a Share Sale, whichever is the earliest to expire of the periods set out in rule 11; or
(c)if the Exit is a Listing, the period commencing on Listing and ending on the tenth anniversary of the Grant Date; or
(d)if the Exit is a Capital Raising, the period of 90 days starting with the date on which the Offeror acquires Control of the Company; or
(e)if no Exit occurs before the fifth anniversary of the Grant Date, the period of 90 days starting on the fifth anniversary of the Grant Date.

5.3If the Board considers that a Disqualifying Event has occurred, or is likely to occur, the Board may decide to permit an Option Holder to exercise all or any part of any EMI Option before, on or after the Disqualifying Event, and during any period as the Board may specify. This period may not end later than 90 days following the Disqualifying Event (or any other date as may be specified in section 532(1)(b) of ITEPA 2003).

5.4An Option Holder may not exercise an EMI Option at a time when its exercise is prohibited by, or would be a breach of, any law or regulation with the force of law or other rule, code or set of guidelines (such as a personal dealing code adopted by the Company).

5.5Subject to rule 5.6, an Option Holder may not exercise an EMI Option at any time:

(a)while disciplinary proceedings by any Group Member are underway against him; or
(b)while any Group Member is investigating his conduct and may as a result begin disciplinary proceedings; or
(c)while there is a breach of his employment contract that is a potentially fair reason for his dismissal; or
(d)while he is in breach of a fiduciary duty owed to any Group Member; or

(e)after he has ceased to be an Employee, if there was a breach of his employment contract or fiduciary duties that (in the reasonable opinion of the Board) would have prevented the exercise of the EMI Option had the Company been aware (or fully aware) of that breach, and of which the Company was not aware (or not fully aware) until after both:
(i)his ceasing to be an Employee; and
(ii)the time (if any) when the Board decided to permit him to exercise his EMI Option.

1.6The Company shall not unfairly frustrate a valid exercise of the EMI Option by the inappropriate application of any provision of rule 5.5.

1.7An Option Holder may not exercise an EMI Option unless he has made any arrangements, or entered into any agreements, that may be required and are referred to in rule 9.

6.TERMINATION OF EMPLOYMENT

6.1An Option Holder who gives or receives notice of termination of employment (whether or not lawful) and an Option Holder who ceases to be an Employee (whether or not following notice) may not exercise an EMI Option at any time while the notice remains effective or after ceasing to be an Employee, except where the Board permits the exercise under rule 5.3 or rule 6.3.

6.2If an Option Holder dies, the Board may in its sole and absolute discretion permit his personal representatives to exercise all or any part of his EMI Option during a period specified by the Board and ending no later than 12 months after his death.

6.3The Board may in its sole and absolute discretion permit an Option Holder who gives or receives notice of termination of employment, or ceases to be an Employee for any reason, to exercise all or any part of the EMI Option. If the Board does not make such a decision within 90 days after the termination of employment, the EMI Option will lapse.

6.4The Board may specify a period for the exercise of an EMI Option under rule 6.3. Such period may not end later than the latest date on which that EMI Option could have been exercised if the Option Holder had not ceased employment.

6.5An EMI Option to which rule 6.3 applies may be exercised in accordance with the terms of the decision of the Board to permit its exercise and shall lapse according to rule 8.2(f) and rule 8.3.

1.6The Board shall notify the relevant Option Holder of any decision made under rule 6.3, including any decision not to permit the exercise of an EMI Option, within a reasonable time after making it.

1.7An Option Holder shall not be regarded as ceasing to be an Employee until he is no longer an employee or director of any Group Member.

7.MANNER OF EXERCISE OF EMI OPTIONS

7.1An EMI Option shall be exercised by the Option Holder giving a written exercise notice to the Company, as follows:
(a)setting out the number of Shares over which the Option Holder wishes to exercise the EMI Option. If that number exceeds the number over which the EMI Option may be validly exercised at the time, the Company shall:
(i)treat the EMI Option as exercised only in respect of that lesser number; and
(ii)refund any excess amount paid to exercise the EMI Option or meet any Tax Liability; and
(b)using a form that the Board will approve.

7.2Any exercise notice shall be accompanied by all of the following:

(a)payment of an amount equal to the Exercise Price multiplied by the number of Shares specified in the notice;
(b)any payment required under rule 9; and

(c)any documents relating to arrangements or agreements required under rule 9.

7.3Any exercise notice shall be invalid:

(a)to the extent that it is inconsistent with the Option Holder's rights under these rules and the Option Agreement;
(b)if any of the requirements of rule 7.1 or rule 7.2 are not met; or

(c)if any payment referred to in rule 7.2 is made by a cheque that is not honoured on first presentation or that fails in any other manner to transfer the expected value to the Company.

The Company may in its sole and absolute discretion permit the Option Holder to correct any defect referred to in rule 7.3(b) or rule 7.3(c) (but shall not be obliged to do so). The date of any corrected exercise notice shall be the date of the correction rather than the original notice date for all other purposes of the Plan.

1.4The Company shall allot and issue Shares (or, as appropriate, procure their transfer) within 30 days after a valid EMI Option exercise, subject to the other rules of this Plan.

1.5Shares allotted and issued in satisfaction of the exercise of an EMI Option shall rank equally in all respects with the other shares of the same class in issue at the date of allotment, except for any Relevant Restriction or any rights determined by reference to a date before the date of allotment.

1.6Shares transferred in satisfaction of the exercise of an EMI Option shall be transferred free of any lien, charge or other security interest, other than any Relevant Restriction, and with all rights attaching to them, other than any rights determined by reference to a date before the date of transfer.

1.7If the Shares are listed or traded on any stock exchange, the Company shall apply to the appropriate body for any newly issued Shares allotted on exercise of an EMI Option to be listed or admitted to trading on that exchange.

8.LAPSE OF OPTIONS

8.1An Option Holder may not transfer or assign, or have any charge or other security interest created over an EMI Option (or any right arising under it). An EMI Option shall automatically and immediately lapse if the relevant Option Holder attempts to do any of those things. However, this rule does not prevent the transmission of an EMI Option to an Option Holder's personal representatives on the death of the Option Holder.

8.2An EMI Option shall lapse on the earliest of the following:
(a)any attempted action by the Option Holder falling within rule 8.1;

(b)when the Board so decides in accordance with rule 3.5, to the extent that an Exercise Condition has become wholly or partly incapable of being met;
(c)any date on which the EMI Option shall lapse, as specified in the Option Agreement;
(d)the first anniversary of the Option Holder's death;
(e)except where the EMI Option is exchanged under rule 12, the end of the period specified in rule 5.2;
(f)if rule 6.3 applies, the end of the period (if any) specified under rule 6.4;

(g)if rule 6.1 applies, and the Board decides under rule 6.3 that it will not permit the Option Holder to exercise the EMI Option, the date the Board so decides;
(h)if rule 6.1 applies, and the Board makes no decision under rule 6.3, 90 days after the Option Holder ceases to be an Employee;

(i)if any part of rule 11 applies, the time specified for the lapse of the EMI Option under that part of rule 11; or
(j)when the Option Holder becomes bankrupt under Part IX of the Insolvency Act 1986, applies for an interim order under Part VIII of the Insolvency Act 1986, proposes or makes a voluntary arrangement under Part VIII of the Insolvency Act 1986, takes similar steps, or is similarly affected, under laws of any jurisdiction that correspond to those provisions of the Insolvency Act 1986.

1.3Part of an EMI Option shall lapse where rule 6.3 applies and the Board has determined that the EMI Option may be exercised, but only in part.

9.TAX LIABILITIES

9.1Each Option Agreement shall include the Option Holder's irrevocable agreement to:

(a)pay to the Company, his employer or former employer (as appropriate) the amount of any Tax Liability; or
(b)enter into arrangements to the satisfaction of the Company, his employer or former employer (as appropriate) for payment of any Tax Liability.

9.2Unless the Group Member that employs the relevant Employee directs that it shall not, each Option Agreement shall include the Option Holder's irrevocable agreement that:
(a)the Company, his employer or former employer (as appropriate) may recover the whole or any part of any Employer NICs from the Option Holder; and
(b)at the request of the Company, his employer or former employer, the Option Holder shall elect (using a form approved by HMRC) that the whole or any part of the liability for Employer NICs shall be transferred to the Option Holder.

9.3An Option Holder's employer or former employer may in its sole and absolute discretion decide to release the Option Holder from, or not to enforce, any part of the Option Holder's obligations in respect of Employer NICs under rule 9.1 and rule 9.2.

9.4If an Option Holder does not fulfil his obligations under either rule 9.1(a) or rule 9.1(b) in respect of any Tax Liability arising from the exercise of an EMI Option within seven days after the date of exercise and Shares are readily saleable at that time, the Company shall withhold Sufficient Shares from the Shares that would otherwise be delivered to the Option Holder. The Option Holder's obligations under rule 9.1(a) and rule 9.1(b) shall not be affected by any failure of the Company to withhold shares under this rule 9.4.

1.5Option Holders shall have no rights to compensation or damages on account of any tax or NICs liability that arises or is increased (or is claimed to arise or be increased) in whole or in part because of:
(a)any decision of HMRC that an EMI Option does not meet the requirements of Schedule 5 and is therefore not an EMI Option, however that decision may arise;
(b)any Disqualifying Event, however that event may be caused;

(c)the timing of any decision by the Board to permit exercise of an EMI Option under rule 5.3,rule 6.2 or rule 6.3;
(d)any failure by the Board to give notice under rule 15.7; or
(e)the timing of any notice given by the Board under rule 15.7.

1.6Each Option Agreement shall include the Option Holder's irrevocable agreement to enter into a joint election, under section 431(1) or 431(2) of ITEPA 2003, in respect of the Shares to be acquired on exercise of the relevant EMI Option, if required to do so by the Company, his employer or former employer, on or before any date of exercise of the EMI Option.

1.7Each Option Agreement shall include a power of attorney appointing the Company as the Option Holder's agent and attorney for the purposes of rule 9.4 and rule 9.6.

10.RELATIONSHIP WITH EMPLOYMENT CONTRACT

10.1The rights and obligations of any Option Holder under the terms of his office or employment with any Group Member or former Group Member shall not be affected by being an Option Holder.

10.2The value of any benefit realised under the Plan by Option Holders shall not be taken into account in determining any pension or similar entitlements.

10.3Option Holders and Employees shall have no rights to compensation or damages on account of any loss in respect of EMI Options or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:
(a)termination of office or employment with; or
(b)notice to terminate office or employment given by or to,

any Group Member or any former Group Member. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed.

1.4Option Holders and Employees shall have no rights to compensation or damages from any Group Member or any former Group Member on account of any loss in respect of EMI Options or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:
(a)any company ceasing to be a Group Member; or

(b)the transfer of any business from a Group Member to any person that is not a Group Member.

This exclusion of liability shall apply however the change of status of the relevant Group Member, or the transfer of the relevant business, is caused, and however compensation or damages are claimed.

1.5An Employee shall not have any right to receive EMI Options, whether or not he has previously been granted any.

11.TAKEOVERS AND LIQUIDATIONS

11.1If the Board considers that a Share Sale or a Capital Raising is likely to occur, the Board may in its absolute discretion decide that the Option Holder may exercise all or any part of any EMI Option within a reasonable period to be specified by the Board for that purpose and ending immediately before the Offeror obtains Control of the Company. The Board shall have discretion to determine that an EMI Option that is not exercised by the end of that period shall lapse.

11.2Subject to rule 6.1, if a Share Sale or a Capital Raising occurs, the Option Holder may exercise an EMI Option within 90 days after the time when the Offeror has obtained Control of the Company.

11.3Subject to rule 6, if a Share Sale occurs:

(a)if all the following conditions are met:
(i)the Offeror is a company;

(ii)the Offeror satisfies the conditions of rule 12.1(d) and rule 12.1(e);
(iii)the Option Holder meets the condition of rule 12.1(f); and

(iv)the Offeror declares within ten days following the time when the Offeror has obtained Control of the Company that it is willing to make an agreement under rule 12.1;
any EMI Option shall continue to exist until the earlier of the following:

(v)the time when the Option Holder releases the EMI Option under an exchange of options falling within rule 12.1; and

(vi)the latest date on which an applicable Rollover Period expires; when it shall lapse.
Any EMI Option to which this rule 11.3(a) applies shall not be capable of exercise under any rule of the Plan after it ceases to be capable of exercise under rule 11.2; or

(b)if any of the conditions in rule 11.3(a) are not met, the EMI Option shall lapse at the end of the exercise period specified in rule 11.2.

1.4Subject to rule 6, if a Share Sale occurs and all the following conditions are met:
(a)the Offeror is a company;

(b)either:
(i)the conditions of rule 12.1(d) and rule 12.1(e) are not satisfied; or

(ii)the Option Holder does not meet the condition of rule 12.1(f);
any EMI Option shall continue to exist until the latest date on which an applicable Rollover Period expires when it shall lapse.

Any EMI Option to which this rule 11.4 applies shall not be capable of exercise under any rule of the Plan after it ceases to be capable of exercise under rule 11.2.

1.5If an Exit occurs, any Option Holder may exercise any EMI Option during any period when any person is bound or entitled to acquire Shares under sections 979 to 982 or 983 to 985 of the Companies Act 2006. Any EMI Option to which this rule 11.5 applies shall lapse at the later of:
(a)the end of the period during which that person is bound or entitled; and

(b)the time specified for the lapse of EMI Options under rule 11.3 or rule 11.4, if either applies.

1.6In the event of a sale or issue of (or the grant of a right to acquire or to dispose of) any of the Shares (in one transaction or a series of transactions) which will result in the acquiror of those Shares (or grantee of that right) and persons Acting in Concert with him together acquiring Control of the Company, but this does not constitute a Share Sale or a Capital Raising because the acquiror is a company and its shareholders and the proportion of its shares held by each of them following completion of the sale or allotment are substantially the same as the shareholders and their shareholdings in the Company immediately before the sale or allotment, then the Board shall use reasonable endeavours to make such arrangements with the acquiror as the Board, in its reasonable opinion, considers to be fair, for:

(a)New Options to be offered under rule 12.1 in exchange for any EMI Options, where the event is a sale and the requirements of rule 12.1 can be satisfied; or
(b)some other appropriate compensation to be offered to Option Holders to the extent that New Options cannot be offered under rule 12.1 for any EMI Options and if the Board is unable to make such arrangements with the acquiror within thirty days after the acquiror has acquired Control, then the provisions of rule
11.2 shall apply to the EMI Options in the same way as if the sale had constituted a Share Sale or a Capital Raising.

1.7Unless the relevant compromise or arrangement includes appropriate provisions that the Board considers to be fair in its reasonable opinion for:
(a)the replacement of EMI Options; or

(b)other compensation for Option Holders for the loss of EMI Options,

the Option Holder may exercise his EMI Option within six weeks after any person (in this rule 11.7, the Controller) obtains Control of the Company as a result of the court sanctioning a compromise or arrangement under section 899 of the Companies Act. Any EMI Option to which this rule 11.7 applies shall:
(a)if an exchange of options falling within either rule 12.1 is offered, continue to exist until the earlier of the following:
(i)the time when the EMI Option is released under that exchange; and

(ii)the latest date on which an applicable Rollover Period expires, when it shall lapse.
(b)any EMI Option to which this rule 11.7(a) applies shall not be capable of exercise under any other rule of the Plan after it ceases to be capable of exercise under rule 11.7; or
(c)lapse at the end of the exercise period specified in this rule 11.7, if such an exchange is not offered.

In rule 11 and rule 12 (other than rule 12.1), a person shall be deemed to have obtained Control of a company if he, and others Acting in Concert with him, have obtained Control of it together.

1.8After an Exit has occurred, if the shareholders of the Company receive notice of a resolution for the voluntary winding up of the Company, any Option Holder may exercise his EMI Option at any time before that resolution is passed, conditional upon the passing of such resolution, and if the Option Holder does not so exercise it, it shall lapse when the winding up begins.

1.9The Board shall notify Option Holders of any event that is relevant to EMI Options under this rule 11 within a reasonable period after the Board becomes aware of it.

12.EXCHANGE OF EMI OPTIONS

12.1If one of the following happens:

(a)a company obtains all the shares of the Company as a result of a Qualifying Exchange of Shares;
(b)a company obtains Control of the Company as a result of:

(i)making a general offer to acquire the whole of the issued share capital of the Company (except any capital already held by that company or any person connected with that company) that is made on a condition that, if it is satisfied, the offeror will have Control of the Company; or
(ii)making a general offer to acquire all the shares in the Company (except any shares already held by that company or any person connected with that company) that are of the same class as the Shares; or
(iii)an event specified in rule 11.7; or
(c)a company becomes bound or entitled as specified in rule 11.5,

(the relevant company being referred to in this rule 12.1 as the Acquiring Company) and all of the following are true:
(d)the Acquiring Company satisfies the independence requirement set out in paragraph 9 of Schedule 5;
(e)the Acquiring Company satisfies the trading activities requirement set out in paragraphs 13 to 23 of Schedule 5; and
(f)the relevant Option Holder would fall within the definition of Eligible Employee if for the purposes of that definition (and the definition of Material Interest as used in it) references to Group Member were references to any of the Acquiring Company and its 51% Subsidiaries,

each Option Holder may, by agreement with the Acquiring Company within the applicable Rollover Period, release any EMI Option (the “Old Option”) for a replacement option (the “New Option”).

12.2A New Option shall:

(a)be granted over ordinary shares in the Acquiring Company that are fully paid up and not redeemable;
(b)be subject to rule 4.1 with:

(i)the references therein to Shares being taken to be references to the shares in the Acquiring Company that are subject to New Options;
(ii)the references to other shares in the Company being taken to be references to any other shares in the Acquiring Company that are subject to EMI Options; and
(iii)the Market Value of shares in the Acquiring Company subject to each New Option being taken to equal the Market Value (under rule 4) of the Shares subject to the Old Option that it replaces, measured on the Grant Date of that Old Option;
(c)be a right to acquire a number of shares in the Acquiring Company that have, immediately after grant of the New Option, a total Market Value equal to the total Market Value of the shares subject to the Old Option that it replaces immediately before its release;
(d)have an exercise price for each share such that the total price payable on complete exercise of the New Option equals the total price that would have been payable on complete exercise of the Old Option that it replaces;
(e)be capable of exercise within ten years after the Grant Date of the Old Option that it replaces;
(f)only include conditions that must be fulfilled before the New Option can be exercised (if any) that are capable of being fulfilled within the period of ten years after the Grant Date of the Old Option that it replaces;
(g)satisfy the requirements of:
(i)paragraph 37 of Schedule 5; and

(ii)paragraph 38 of Schedule 5;
(h)satisfy rule 2.1; and

(i)be notified to HMRC in accordance with paragraph 44 of Schedule 5.

1.3Any Rollover Period shall have the same duration as the applicable "required period" defined in paragraph 42 of Schedule 5.

1.4Any New Option granted in accordance with rule 12.1 will be treated as acquired at the same time as the Old Option that it replaces for the purposes of the legislation relating to EMI Options.

13.VARIATION OF SHARE CAPITAL

If there is any variation of the share capital of the Company (whether that variation is a capitalisation issue (other than a scrip dividend), rights issue, consolidation, subdivision or reduction of capital or otherwise) that affects (or may affect) the value of EMI Options to Option Holders, the Board shall adjust the number and description of Shares subject to each EMI Option or the Exercise Price of each EMI Option in a manner that the Board, in its reasonable opinion, considers to be fair and appropriate. However:
(a)the total amount payable on the exercise of any EMI Option in full shall not be increased; and
(b)the Exercise Price for a Share to be newly issued on the exercise of any EMI Option shall not be reduced below its nominal value (unless the Board resolves to capitalise, from reserves, an amount equal to the amount by which the total nominal value of the relevant Shares exceeds the total adjusted Exercise Price, and to apply this amount to pay for the relevant Shares in full).

14.NOTICES

14.1Except as maintained in rule 14.3, any notice or other communication given under or in connection with the Plan shall be in writing and shall be:
(a)delivered by hand or by pre-‐paid first-‐class post or other next working day delivery service at the “Appropriate Address”;
For the purposes of this rule 14, the Appropriate Address means:

(i)in the case of the Company, its registered office provided the notice is marked for the attention of Richard Setterwall;
(ii)in the case of an Option Holder, his home address; and

(iii)if the Option Holder has died, and notice of the appointment of personal representatives is given to the Company, any contact address specified in that notice.
(b)sent by email to the “Appropriate Email Address”.

For the purposes of this rule 14, Appropriate Email Address means:

(i)in the case of the Company, richard@mydogbuddy.com; and

(ii)in the case of the Option Holder, his work email address if he is permitted to access personal emails at work.

14.2Any notice or other communication given under this rule 14 shall be deemed to have been received:
(a)if delivered by hand, on signature of a delivery receipt, or at the time the notice is left at the appropriate address;
(b)if sent by prepaid first-‐class post or other next working day delivery service, at
9.00 am on the second Business Day after posting, or at the time recorded by the delivery service; and

(c)if sent by email, at 9.00 am on the next Business Day after sending.

1.3This rule does not apply to:
(a)the service of any notice of exercise under rule 7.1; and

(b)the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

15.ADMINISTRATION AND AMENDMENT

15.1The Plan shall be administered by the Board.

15.2The Board may amend the Plan from time to time, but no amendment may apply to EMI Options granted before the amendment was made, except that each Option Holder may consent to the application to his EMI Option of such an amendment.

15.3The cost of establishing and operating the Plan shall be borne by the Group Members in proportions determined by the Board.

15.4The Company shall ensure that at all times:

(a)if the Company has restricted the number of Shares it can issue in its articles of association, that it has sufficient unissued or treasury Shares available, taking into account any other obligations of the Company to issue Shares and to transfer Shares from treasury; and/or
(b)arrangements are in place for any third party to transfer issued Shares, to satisfy the exercise of all EMI Options.
15.5Any decision under rule 5.3, rule 6.2 or rule 6.3, and whether to consider making such a decision, shall be entirely at the discretion of the Board.

15.6The Board shall determine any question of interpretation and settle any dispute arising under the Plan. In these matters, the Board's decision shall be final.

15.7The Board shall notify each affected Option Holder of any Disqualifying Event other than one caused by the Option Holder's cessation of employment.

15.8The notice required under this rule 15.7 shall be given as soon as reasonably practicable after the Board becomes aware of the relevant Disqualifying Event. No EMI Option shall become capable of exercise because of a notice given under this rule 15.7.

1.9The Company shall not be obliged to notify any Option Holder if an EMI Option is due to lapse.

1.10The Company shall not be obliged to provide Option Holders with copies of any materials sent to the holders of Shares.

16.THIRD PARTY RIGHTS

16.1A person who is not a party to an EMI Option shall not have any rights under or in connection with it as a result of the Contracts (Rights of Third Parties) Act 1999 except where these rights arise under any rule of the Plan for any employer or former employer of the Option Holder that is not a party to an EMI Option.

This does not affect any right or remedy of a third party that exists, or is available, apart from the Contracts (Rights of Third Parties) Act 1999.

16.2The rights of the parties to an EMI Option to surrender, terminate or rescind it, or agree any variation, waiver or settlement of it, are not subject to the consent of any person that is not a party to the EMI Option as a result of the Contracts (Rights of Third Parties) Act 1999.

17.GOVERNING LAW

The Plan and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-‐contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

18.JURISDICTION

18.1Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with, the Plan or its subject matter or formation (including non-‐contractual disputes or claims).

18.2Each party irrevocably consents to any process in any legal action or proceedings under rule 18.1 being served on it in accordance with the provisions of the Plan relating to service of notices. Nothing contained in the Plan shall affect the right to serve process in any other manner permitted by law.

Schedule 1

1.DEFINITIONS AND RULES OF INTERPRETATION

1.1Capitalised terms not otherwise defined herein shall have the following meanings:
“51% Subsidiary”    has the meaning given in section 989 of the Income Tax Act
2007.

“Acting in Concert”    has the meaning given to it in the City Code on Takeovers
and Mergers published by the Panel on Takeovers and Mergers.

“Asset Sale”    the disposal by the Company or a Group Member of all, or a substantial part of, the business and assets of the Group to a person other than a Group Member.

“Associate”    has the meaning given to "associate" by paragraph 31,
paragraph 32 and paragraph 33 of Schedule 5, with Chapter 11 of Part 7 of ITEPA 2003 being applied for the purposes of paragraph 32(2).

“Board”    the board of directors of the Company or a committee of directors appointed by that board to carry out any of its functions under the Plan.

“Business Day”    a day other than a Saturday, Sunday or public holiday in
England when banks in London are open for business.

“Capital Raising”    the issue of Shares (in one transaction or a series of
transactions) which will result in the subscriber for those Shares and persons Acting in Concert with him together acquiring Control of the Company, except where the subscriber is a company and the shareholders of that company, and the proportion of shares in that company held by each of them following the allotment of the Shares are substantially the same as the shareholders and their shareholdings in the Company immediately before the allotment, and which the Board in its discretion decides in its sole and absolute discretion should be treated as an Exit.

“Company”    Barking Dog Ventures Limited incorporated and registered
in England with number 09265889 and registered address at 9th Floor, 107 Cheapside, London EC2V 6DN.

“Control”    has the meaning given in section 719 of ITEPA 2003.

“CSOP Option”    a share option granted under a Schedule 4 CSOP Scheme as
defined in Schedule 4 to ITEPA 2003.

“Disqualifying Event”    has the meaning given in sections 533 to 536 of ITEPA
2003.

“Eligible Employee”    any Employee who:
(a)must spend on average at least the Statutory Minimum Time on the business of all the Group Members;
(b)does not have a Material Interest (either on his own or together with one or more of his Associates); and
(c)has no Associate or Associates who or which has or (taken together) have a Material Interest.

“EMI Option”    a qualifying option as defined in paragraph 1(2) of
Schedule 5.

“Employee”    an individual who is an employee of the Company or a
Qualifying Subsidiary.

“Employer NICs”    any secondary class 1 (employer) NICs (or any similar
liability for social security contribution in any jurisdiction)
that the Company or any employer (or former employer) of an Option Holder is liable to pay as a result of any Taxable Event (or which that person would be liable to pay in the absence of an election of the type referred to in rule 9.2(b)) and that may be lawfully recovered from the Option Holder.

“Exercise Condition”    a condition that must be satisfied before an EMI Option
may be exercised, which complies with rule 3 and is
specified in the Option Agreement under rule 2.5.

“Exercise Price”    the price at which each Share subject to an EMI Option may be acquired on the exercise of that EMI Option, which
(subject to rule 13(b)) if Shares are to be newly issued to satisfy the EMI Option, may not be less than the nominal value of a Share.

“Exit”	(a)	a Share Sale; or
	(b)	an Asset Sale; or
	(c)	a Listing; or
	(d)	a Capital Raising which the Board has determined
should be treated as an Exit.

“Grant Date”    the date on which an EMI Option is granted under the Plan.

“Group”    the Company and its 51% Subsidiaries (references to “Group Member” shall be construed accordingly).

“HMRC”    HM Revenue & Customs.

“ITEPA 2003”    the Income Tax (Earnings and Pensions) Act 2003.

“Listing”    the successful application and admission of all or any of the shares in the capital of the Company, or securities representing such shares to the Official List of the UK Listing Authority or the AIM market operated by the London Stock Exchange plc, or the Nasdaq National Stock Market of the Nasdaq Stock Market Inc, or to any recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000).

“Market Value”    the market value of a Share determined to the satisfaction of the Board in accordance with the applicable provisions of Part VIII of the Taxation of Chargeable Gains Act 1992. If Shares are subject to Relevant Restrictions, the Market Value shall be determined as if they were not.

“Material Interest”    has the meaning given in paragraph 28 of Schedule 5.

“NICs”    National Insurance contributions.

“Offeror”    the buyer or grantee referred to in the definition of Share Sale or, as the case may be, the subscriber referred to in the definition of Capital Raising.

“Option Agreement”    a written agreement constituting an EMI Option, entered
into under rule 2.5.

“Option Holder”    an individual who holds an EMI Option or, where
applicable, his personal representatives.

“Personal Data”    any personal information that could identify an Option
Holder.

“Plan”    the employees' share scheme (as defined in section 1166 of the Companies Act 2006) constituted and governed by these rules, as amended from time to time.

“Qualifying Exchange of Shares”

an event falling within paragraph 40 of Schedule 5.
“Qualifying Subsidiary” has the meaning given by paragraph 11 of Schedule 5.

“Relevant Restriction”    a provision included in any contract, agreement,
arrangement or condition (including the articles of association of the Company) to which any of section 423(2), section 423(3) and section 423(4) of ITEPA 2003 would apply if references in them to employment-‐related securities were references to Shares.

“Rollover Period”    any period during which Options may be exchanged for
options over shares in another company (under paragraph 42 of Schedule 5 and rule 12.1).

“Schedule 5”    Schedule 5 to ITEPA 2003, which specifies the
requirements that must be met for a share option to be an EMI Option.

“Shares”    2,987,886 ordinary shares of £0.01 each in the Company (subject to rule 12.2(b) and rule 13).

“Share Sale”    the sale of (or the grant of a right to purchase or to dispose
of) any of the Shares (in one transaction or a series of transactions) which will result in the buyer of those Shares (or grantee of that right) and persons Acting in Concert with him together acquiring Control of the Company, except where the buyer is a company and the shareholders of that company, and the proportion of shares in that company held by each of them following completion of the sale are substantially the same as the shareholders and their shareholdings in the Company immediately before the sale and except where the Board determines that the sale is not a Share Sale.

“Statutory    Minimum Time”

an amount of either:
(a)committed time, (as defined in paragraph 26 of Schedule 5), equal to the statutory threshold (as defined in that paragraph); or
(b)reckonable time in relevant employment, (as defined in section 535 of ITEPA 2003), equal to the statutory threshold (as defined in that section).

“Sufficient Shares”    the smallest number of Shares that, when sold, produce an
amount at least equal to the relevant Tax Liability (after deduction of brokerage and any other charges or taxes on the sale).

“Taxable Event”    any event or circumstance that gives rise to a liability for the Option Holder to pay income tax, NICs or both (or their equivalents in any jurisdiction) in respect of:
(c)the EMI Option, including its exercise, assignment or surrender for consideration, or the receipt of any benefit in connection with it;
(d)any Shares (or other securities or assets):
(i)earmarked or held to satisfy the EMI Option;
(ii)acquired on exercise of the EMI Option;
(iii)acquired as a result of holding the EMI Option; or
(iv)acquired in consideration of the assignment or surrender of the EMI Option;
(e)any securities (or other assets) acquired or earmarked as a result of holding Shares (or other securities or assets) mentioned in (b) above; or
(f)any amount due under pay as you earn (PAYE) in respect of securities or assets in (a) to (c) above, including any failure by the Option Holder to make good such an amount in the time limit specified in section 222 of ITEPA 2003.

“Tax Liability”    the total of:
(a)any income tax and primary class 1 (employee) NICs (or their equivalents in any jurisdiction) for which any employer (or former employer) of the Option Holder is or may be liable to account (or reasonably believes it is or may be liable to account) as a result of any Taxable Event; and
(b)any Employer NICs that any employer (or former employer) of the Option Holder is or may be liable to pay (or reasonably believes it is or may be liable to pay) as a result of any Taxable Event that can be recovered lawfully from the Option Holder.

18.3Rule headings shall not affect the interpretation of the Plan.

18.4Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

18.5Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

18.6A reference to a statute or statutory provision is a reference to it as amended, extended or re-‐enacted from time to time.

18.7A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

18.8A reference to writing or written includes fax and email.

18.9Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

18.10References to rules are to the rules of the Plan.

18.11Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

EXHIBIT B

Form of Notice of Exercise

UKMATTERS:50014006.2

Execution Version

NOTICE OF EXERCISE

TO:    The Secretary, A Place for Rover, Inc.

I/We, being the holder or the Personal Representative(s) of the holder,* of a non-tax favoured option granted over A Place for Rover, Inc. shares (the "Option"):

1.1hereby exercise the Option to acquire [ ] ordinary shares in A Place for Rover, Inc. (the "Shares") at a price of [ ] per ordinary share, subject to the provisions contained in a Release of Old Option and Grant of New Option Agreement dated    _, 2018 (the "Agreement") made pursuant to the Barking Dog Ventures Limited Enterprise Management Incentive (EMI) Share Option Plan and made between Barking Dog Ventures Limited, A Place for Rover, Inc. and [ ];

1.2enclose a cheque for the total price of the Shares [ ] in favour of A Place for Rover, Inc. (the "Company") and crossed "a/c payee", or such other documentation in respect of bridging finance or undertaking to procure payment as may be agreed by the Directors;

1.3authorise and request you to enter my/our name(s) in the Company's Register of Members as the holder(s) of the Shares, subject to the Company's articles of association;

1.4hereby agree that I/we shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common stock ("Common Stock") (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by me/us (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred and eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act of 1933, as amended, (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto);

1.5hereby agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing clause 1.4 or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, I/we shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act of 1933, as amended. The obligations described in this clause 1.5 and the foregoing clause 1.4 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period. I/we agree that any transferee of the Option or shares acquired pursuant to the Option shall be bound by this clause 1.5 and clause 1.4;

UKMATTERS:50068119.1

1.6hereby undertake to execute and deliver (i) the Amended and Restated Voting Agreement in the form attached hereto as Exhibit A (as such may be amended or restated from time to time) and become a party to such agreement as a “DB Stockholder” thereunder and (ii) the DogBuddy Stockholder Agreement and Waiver in the form attached hereto as Exhibit B (as such may be amended or restated from time to time) and become a party to such agreement as a “DB Stockholder” thereunder;

1.7hereby covenant to pay the Company the amount of any Tax Liability** which may arise as a consequence of or in connection with this exercise of the Option (and, for the purposes of this Notice of Exercise, the expression "Tax Liability" has the same meaning as it has in the Agreement;

1.8in order to give effect to this covenant, I/we hereby authorise and appoint the Company as my/our attorney in my/our name(s) and on my/our behalf:

(a)to sell such number (but no more) of the Shares registered in my/our name(s) as will enable the Company (after payment of all necessary selling expenses and commissions) to recover and retain for itself from the sale proceeds an amount equal to such Tax Liability and then account to me/us for any cash balance remaining, provided that the Company may sell that number of shares at such price or prices as it shall, in its absolute discretion, consider fair and reasonable, and

(b)generally to sign any stock transfer form or other document or documents which may be required and to do any other thing which the Company shall consider necessary or expedient for carrying out the acts hereby authorised in the same manner and as fully in all respects as I/we could have done personally and I/we hereby undertake to ratify everything which the Company shall do or purport to do by virtue of this power of attorney; and

1.9request you to send a share certificate in respect of the Shares not sold pursuant to the authority given above (and, if appropriate, a balance option certificate) to me/us at the address given below.

SIGNED and DELIVERED as a DEED BY

Name	……………………………….	Address ………………………………………
Signature	………………………………	………………………………………
Date	………………………………

In the presence of:

Witness' Name    ………………………………    Address    …………………………………….

Witness' Signature    ……………………………..    …………………………………….

* Personal Representatives should enclose an Office Copy of the relevant Grant of Probate or Letters of Administration.

UKMATTERS:50068119.1

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** Persons exercising the option should consult with the Company as to whether any Tax Liability is anticipated, however the Company does not undertake to advise you on the tax

UKMATTERS:50068119.1

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consequences of exercising your Option. If you are unsure of the tax liabilities which may arise you should take appropriate professional advice before exercising your Option.

UKMATTERS:50068119.1

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